Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name in	Jurisdiction
Corporate Articles	of Incorporation

PureDepth Limited	New Zealand

PureDepth Incorporated Limited, (a wholly-owned subsidiary of PureDepth Limited)	New Zealand